SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                                 SEC FILE NUMBER
                                                                    000-27507

                                                                   CUSIP NUMBER
                                                                     26882K103


                           NOTIFICATION OF LATE FILING


(Check One):   [X] Form 10-K    [_] Form 11-K    [_] Form 20-F    [_] Form 10-Q
               [_] Form N-SAR

          For Period Ended: December 31, 2001

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION
________________________________________________________________________________

         Full Name of Registrant:  e-Perception, Inc.
         Former Name if Applicable:  Corporate Development Centers, Inc.
         Address of Principal Executive Office:   27555 Ynez Road, Suite 203
                                                  Temecula, California 92591

________________________________________________________________________________

                                    PART II
                             RULE 12b-25(b) AND (c)

________________________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]     (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed  on or  before  the  15th  calendar  day  following  the
             prescribed  due  date;  or  the  subject   quarterly   report  or
             transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c)  The  accountant's  statement  or other  exhibit  required by Rule
             12b-25(c) has been attached if applicable.

________________________________________________________________________________

                                    PART III
                                   NARRATIVE
________________________________________________________________________________

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


             The Company is in the process of assembling accounting information and will be unable to file its Annual Report on form 10-KSB by March 29, 2002, the required filing date, without unreasonable effort or expense.





________________________________________________________________________________

                                    PART IV
                               OTHER INFORMATION

________________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification


                  William E. Richardson              (909) 587-8773
                  Chief Executive Officer

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [_] Yes  [X] No


         Amendment to Form 8-K filed on January 24, 2002.


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                                   SIGNATURE

________________________________________________________________________________


                               e-Perception, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 27, 2002              By:     /s/ William E. Richardson
                                           -----------------------------
                                           William E. Richardson
                                           Chief Executive Officer




     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).